Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-207007 on Form S-8 of our report dated March 8, 2016, relating to the financial statements of Penumbra, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes) appearing in this Annual Report on Form 10-K of Penumbra, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 8, 2016